Exhibit 8(e)

                        ADMINISTRATIVE SERVICES AGREEMENT

      CONCENTRATED CAPITAL MANAGEMENT, L.P. ("CCM") and FAM DISTRIBUTORS, INC. ("FAMD") mutually agree to the arrangements set forth in this Agreement (the "Agreement") dated as of ___________, 2000.

      WHEREAS, CCM is the investment adviser to the Target Select Equity Fund (the "Fund") of the Alpha Select Funds (the "Trust"); and

      WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended; and

      WHEREAS, the Fund is a series of the Trust consisting of its own investment objective, policies and pool of assets, distinct from other series of the Trust; and

      WHEREAS, the Mercury Target Select Equity Fund, Inc. (the "Mercury Feeder") is an open-end management investment company registered under the Investment Company Act of 1940, as amended, and which offers its shares of common stock to public investors in accordance with the Securities Act of 1933, as amended; and

      WHEREAS, FAMD, a broker-dealer registered as such pursuant to the Securities Exchange Act of 1934, as amended, is the principal underwriter to the Mercury Feeder; and

      WHEREAS, the Mercury Feeder intends to invest all of its assets in shares of beneficial interest of the Fund in a manner commonly known as a "master-feeder;" and

      WHEREAS, the Trust and the Mercury Feeder have entered into a Master-Feeder Participation Agreement ("Participation Agreement") dated ____________, 2000, providing, among other things, for the sale of shares of beneficial interest of the Fund to the Mercury Feeder; and

      WHEREAS, the Fund expects to derive substantial savings in administrative expenses by virtue of offering interests in the Fund indirectly to Mercury Feeder shareholders as a "master-feeder" fund, having the Mercury Feeder as the shareholder of record of Fund shares in lieu of the Mercury Feeder shareholders, and having FAMD perform certain administrative services for the Fund (which are identified on Schedule A hereto); and

      WHEREAS, neither CCM nor FAMD has any contractual or other legal obligation to perform such administrative services for the Fund; and

      WHEREAS, FAMD desires to be compensated for providing such administrative services for the Fund; and

      WHEREAS, CCM desires that the Fund benefit from the lower administrative expenses expected to result from the administrative services performed by FAMD; and


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      WHEREAS, CCM accordingly would prefer to compensate FAMD for providing administrative services to the Fund from its own funds, derived from its own resources, including its bona fide profits, rather than request that the Fund bear the costs of such compensation:

      NOW, THEREFORE, the parties agree as follows:

      1. Administration Expense Payments.

            CCM agrees to pay FAMD, on a quarterly basis, a fee equal to 0.10% of the average daily net asset value of Fund shares of beneficial interest held by the Mercury Feeder during the quarter, provided that the Fund has not underperformed relative to the [Russell 3000] Index by more than 3.00% during such quarter. CCM shall calculate the payment contemplated by this
      Section 1 at the end of each fiscal quarter and will make such payment to FAMD, without demand or notice by FAMD, reasonably promptly thereafter.

      2. Nature of Payments.

            The parties to this Agreement recognize and agree that CCM's payments to FAMD are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Fund shares and are not otherwise related to investment advisory or distribution services or expenses. The amount of administration expense payments made by CCM to FAMD pursuant to Section 1 of this Agreement are not intended to be, and shall not be deemed to be, indicative of CCM's bona fide profits from serving as investment adviser to the Fund or any other fund.

      3. Term and Termination.

            (a) Any Party may terminate this Agreement, without penalty, on ninety day's advance written notice to the other Party. Unless so terminated, this Agreement shall continue in effect for so long as CCM or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as FAMD or its successor(s) in interest, or any affiliate thereof, provides the services contemplated hereunder with respect to shares of the Fund held by the Mercury Feeder.

            (b) This Agreement shall automatically terminate upon (i) the termination of the Participation Agreement, or (ii) the dissolution or bankruptcy of any party hereto, or in the event that any party hereto is placed in receivership or rehabilitation, or in the event that the management of its affairs is assumed by any governmental, regulatory or judicial authority.

      4. Amendment.

            This Agreement may be amended only upon mutual agreement of the parties hereto in writing.


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      5. Notices.

            All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered

            (a) to FAMD, at 800 Scudders Mill Road, Plainsboro, New Jersey 08536, attention: Michael Hennewinkel, General Counsel; and

            (b)   to CCM, at .

      6. Miscellaneous.

            (a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

            (b) Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of either party hereto shall be assigned without the written consent of the other party.

            (c) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy.

            (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

            (e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without reference to the conflict of law principles thereof.

            (f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as of the invalid or unenforceable portion had not been inserted.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONCENTRATED CAPITAL MANAGEMENT, L.P.

By: _______________________________
Name:
Title:

FAM DISTRIBUTORS, INC.

By: _______________________________
Name:
Title:


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                                   Schedule A

   Administrative Services to be Performed by FAM Distributors, Inc. ("FAMD")
       in Respect of Shares of the Target Select Equity Fund (the "Fund") of Alpha Select Funds Held by Target Select Equity Fund, Inc.

Maintenance of books and records

      o Maintaining an inventory of share purchases to assist transfer agent in recording issuance of shares.

      o Performing miscellaneous accounting services to assist transfer agent in recording transfers of shares (via net purchase orders).

Purchase Orders

      o     Determination of net amount of cash flow into Fund.

      o Reconciliation and deposit of receipts at Fund and confirmation thereof.

Redemption Orders

      o Determination of and notification to Fund of cash required to satisfy redemption requests.

      o     Cost of share redemptions.

Reports

      o     Periodic information reporting to the Fund.

Fund-Related Contract Owner Services

      o Telephonic support for Mercury Feeder shareholders with respect to inquiries about the Fund (not including information about performance or related to sales.)

Other Administrative Support

      o     Sub-Accounting services.

      o Providing other administrative support to the Fund as mutually agreed between FAMD and the Fund.

      o Relieving the Fund of other usual or incidental administrative services provided to Mercury Feeder shareholders.

      o     Preparation of reports to certain third-party reporting services.